Exhibit 99.1

Contact: Jerry M. Brooks, Chief Financial Officer, (713) 939-7711

DRIL-QUIP, INC. ANNOUNCES ADDITION TO ITS BOARD OF DIRECTORS

HOUSTON August 12, 2015 — Dril-Quip, Inc. (NYSE: DRQ) announced today that Steven L. Newman has been appointed to its Board of Directors upon the recommendation of its Nominating and Governance Committee.

Mr. Newman, 50, was President and Chief Executive Officer and a member of the Board of Directors of Transocean Ltd., a global offshore drilling company, from March 2010 until February 2015. From 1994 to 2010, Mr. Newman was employed by Transocean in various management and operational positions. Mr. Newman is also a director of Bumi Armada Bhd, a Malaysian-based company that provides offshore production and support vessels to the oil and gas industry worldwide. Mr. Newman holds a Bachelor of Science degree in petroleum engineering from the Colorado School of Mines and an MBA from the Harvard University Graduate School of Business.

Dril-Quip is a leading manufacturer of highly engineered offshore drilling and production equipment, which is well suited for use in deepwater, harsh environment and severe service applications.